ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated October 21, 2011

UBS AG Airbag Yield Optimization Notes

UBS AG $• Notes linked to the common stock of Alpha Natural Resources Inc. due on or about April 30, 2012

UBS AG $• Notes linked to the common stock of Deere & Company due on or about April 30, 2012

UBS AG $• Notes linked to the common stock of General Motors Company due on or about April 30, 2012

UBS AG $• Notes linked to the common stock of JPMorgan Chase & Co. due on or about April 30, 2012

UBS AG $• Notes linked to the common stock of New Gold Inc. due on or about April 30, 2012

UBS AG $• Notes linked to the common stock of Wynn Resorts, Limited due on or about April 30, 2012

Investment Description

UBS AG Airbag Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of a specific company (the “underlying stock”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock. At maturity, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified conversion price, UBS will deliver to you a number of shares of the underlying stock per Note equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying stock (the “share delivery amount”) for each of your Notes (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity: If the price of the underlying stock does not close below the conversion price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the price of the underlying stock closes below the conversion price on the final valuation date, UBS will deliver to you at maturity a number of shares of the underlying stock equal to the share delivery amount for each of your Notes, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	October 27, 2011
Settlement Date**	October 31, 2011
Final Valuation Date	April 24, 2012
Maturity Date	April 30, 2012

*	Expected. See page 3 for additional details.
**	We expect to deliver each offering of the Notes against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE AIRBAG YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These preliminary terms relate to the six separate Notes we are offering. Each of the six Notes are linked to the common stock of a different company, and each of the six Notes has a different coupon rate, initial price, conversion price and share delivery amount. The coupon rate, initial price, conversion price and share delivery amount for the Notes will be set on the trade date. Coupons will be paid monthly in arrears in 6 equal installments. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Stock Ticker	Coupon Rate	Total Coupon Payable	Initial Price	Conversion Price	Share Delivery Amount*	CUSIP	ISIN
Common stock of Alpha Natural Resources Inc.	ANR	10.70% to 13.20% per annum	5.35% to 6.60%	$•	55% of Initial Price	• shares per Note	90267N694	US90267N6940
Common stock of Deere & Company	DE	7.60% to 10.10% per annum	3.80% to 5.05%	$•	80% of Initial Price	• shares per Note	90267N702	US90267N7021
Common stock of General Motors Company	GM	7.70% to 10.20% per annum	3.85% to 5.10%	$•	75% of Initial Price	• shares per Note	90267N710	US90267N7104
Common stock of JPMorgan Chase & Co.	JPM	7.60% to 10.10% per annum	3.80% to 5.05%	$•	75% of Initial Price	• shares per Note	90267N728	US90267N7286
Common stock of New Gold Inc.	NGD	11.70% to 14.20% per annum	5.85% to 7.10%	$•	70% of Initial Price	• shares per Note	90267N736	US90267N7369
Common stock of Wynn Resorts, Limited	WYNN	10.00% to 12.50% per annum	5.00% to 6.25%	$•	70% of Initial Price	• shares per Note	90267N744	US90267N7443

*	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the Airbag Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying Airbag Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of Alpha Natural Resources Inc.	$•	100%	$•	1.00%	$•	99.00%
Common stock of Deere & Company	$•	100%	$•	1.00%	$•	99.00%
Common stock of General Motors Company	$•	100%	$•	1.00%	$•	99.00%
Common stock of JPMorgan Chase & Co.	$•	100%	$•	1.00%	$•	99.00%
Common stock of New Gold Inc.	$•	100%	$•	1.00%	$•	99.00%
Common stock of Wynn Resorts, Limited	$•	100%	$•	1.00%	$•	99.00%

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for these offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Yield Optimization Notes product supplement dated October 20, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000119312511275953/d245747d424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Yield Optimization Notes” or the “Notes” refer to six different Notes that are offered hereby. Also, references to the “Airbag Yield Optimization Notes product supplement” mean the UBS product supplement, dated October 20, 2011, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 6 months. The Notes are expected to price on or about October 27, 2011 and settle on or about October 31, 2011. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this free writing prospectus.
Coupon Payments	Coupon paid in arrears in 6 equal monthly installments based on the coupon rate, regardless of the performance of the underlying stock. The coupon rate is expected to be between (i) 10.70% to 13.20% per annum for Notes linked to the common stock of Alpha Natural Resources Inc., (ii) 7.60% to 10.10% per annum for Notes linked to the common stock of Deere & Company, (iii) 7.70% to 10.20% per annum for Notes linked to the common stock of General Motors Company, (iv) 7.60% to 10.10% per annum for Notes linked to the common stock of JPMorgan Chase & Co., (v) 11.70% to 14.20% per annum for Notes linked to the common stock of New Gold Inc. and (vi) 10.00% to 12.50% per annum for Notes linked to the common stock of Wynn Resorts, Limited. The actual coupon rate for the Notes will be set on the trade date.
Total Coupon Payable	The total coupon payable is expected to be between (i) 5.35% to 6.60% for Notes linked to the common stock of Alpha Natural Resources Inc., (ii) 3.80% to 5.05% for Notes linked to the common stock of Deere & Company, (iii) 3.85% to 5.10% for Notes linked to the common stock of General Motors Company, (iv) 3.80% to 5.05% for Notes linked to the common stock of JPMorgan Chase & Co., (v) 5.85% to 7.10% for Notes linked to the common stock of New Gold Inc. and (vi) 5.00% to 6.25% for Notes linked to the common stock of Wynn Resorts, Limited. The actual total coupon payable for the Notes will be based on the coupon rate per annum and set on the trade date.
1st Installment through 6th Installment	For Notes linked to the common stock of Alpha Natural Resources Inc.: 0.8917% to 1.1000%. For Notes linked to the common stock of Deere & Company: 0.6333% to 0.8417%. For Notes linked to the common stock of General Motors Company: 0.6417% to 0.8500%. For Notes linked to the common stock of JPMorgan Chase & Co.: 0.6333% to 0.8417%. For Notes linked to the common stock of New Gold Inc.: 0.9750% to 1.1833%. For Notes linked to the common stock of Wynn Resorts, Limited : 0.8333% to 1.0417%. The actual installment amount per Note will be based on the coupon rate per annum and set on the trade date.
Conversion Price	A percentage of the initial price, as specified on the cover of this free writing prospectus, subject to adjustment in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.
Share Delivery Amount(1) (per Note)	A number of shares of the underlying stock equal to (i) the principal amount divided by (ii) the conversion price of the underlying stock. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.
Payment at Maturity (per Note)

If the final price of the underlying stock is not below the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the final price of the underlying stock is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own.(1)

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as determined by the calculation agent.
Final Price	The closing price of the underlying stock on the final valuation date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦

You believe the final price of the underlying stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing to invest in the Notes if the coupon rate per annum is set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).

♦	You are willing and able to hold the Notes to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦	You believe the final price of the underlying stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You would be unwilling to invest in the Notes if the coupon rate is set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in six equal monthly installments on the coupon payment dates listed below:

November 30, 2011

December 30, 2011

January 31, 2012

February 29, 2012

March 30, 2012

April 30, 2012

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Common stock of Alpha Natural Resources Inc.	10.70% to 13.20% per annum	•% per annum	•% per annum
Common stock of Deere & Company	7.60% to 10.10% per annum	•% per annum	•% per annum
Common stock of General Motors Company	7.70% to 10.20% per annum	•% per annum	•% per annum
Common stock of JPMorgan Chase & Co.	7.60% to 10.10% per annum	•% per annum	•% per annum
Common stock of New Gold Inc.	11.70% to 14.20% per annum	•% per annum	•% per annum
Common stock of Wynn Resorts, Limited	10.00% to 12.50% per annum	•% per annum	•% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-46 of the Airbag Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income t ax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Airbag Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the conversion price and only at maturity. If the final price of the underlying stock is below the conversion price, UBS will deliver to you a number of shares of the underlying stock equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying stock on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying stock at maturity, the value of the shares you receive are expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying stock reflects a higher expectation as of the trade date that the price of the underlying stock could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the conversion price.

♦

Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the closing price of the underlying stock on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying stock at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying stock issuer and the underlying stock for your Notes. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “Alpha Natural Resources Inc.,” “Deere & Company,” “General Motors Company,” “JPMorgan Chase & Co.,” “New Gold Inc.” and “Wynn Resorts, Limited” in this free writing prospectus and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦

Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not fall below the conversion price. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of the underlying stock becomes subject to (i) a reorganization event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦

Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the conversion price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.00% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?”‘ and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

♦

Risks associated with non-U.S. Companies — An investment in the Notes linked to the value of non-U.S. companies, such as the common stock of New Gold Inc. (“New Gold”), which is issued by a Canadian issuer, involves risks associated with the home country of such non-U.S. company. The prices of New Gold’s common stock may be affected by political, economic, financial and social factors in the home country of New Gold, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	6 months
Principal amount:	$1,000 per Note
Coupon rate**:	10.50% per annum (or $8.75 per monthly period)
Total coupon payable**:	5.25% (or $52.50 per Note)
Initial price of the underlying stock:	$50.00 per share
Conversion price:	$35.00 (70% of the initial price)
Share delivery amount***:	28.5714 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying stock****:	0.50% (based on 1.00% per annum)

*	Actual coupon rate and terms for each Note to be set on the trade date. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in six equal monthly installments during the term of the Notes on an unadjusted basis.
***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.
****	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Hypothetical Examples

Scenario #1: The final price of the underlying stock is not below the conversion price of $35.00.

Since the final price of the underlying stock is not below the conversion price of $35.00, UBS will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) were less than 5.25%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the underlying stock):

Payment at Maturity:	$1,000.00
Coupons:	$52.50	($8.75 x 6 = $52.50)

Total:	$1,052.50
Total Return on the Notes:	5.25%

In this example, the total return on the Notes is 5.25% while the total return on the underlying stock is 0.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$1,000.00
Coupons:	$52.50	($8.75 x 6 = $52.50)

Total:	$1,052.50
Total Return on the Notes:	5.25%

In this example, the total return on the Notes is 5.25% while the total return on the underlying stock is 30.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $42.50 (a decline of 15%):

Payment at Maturity:	$1,000.00
Coupons:	$52.50	($8.75 x 6 = $52.50)

Total:	$1,052.50
Total Return on the Notes:	5.25%

In this example, the total return on the Notes is 5.25% while the total return on the underlying stock is a loss of 14.50% (including dividends).

Scenario #2: The final price of the underlying stock is below the conversion price of $35.00.

Since the final price of the underlying stock is below the conversion price of $35.00, UBS will deliver to you at maturity the share delivery amount for every Note you hold and pay you any fractional shares included in the share delivery amount in cash based on the final price of the underlying stock. The value of the shares received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on both the final valuation date and the maturity date is $22.50 (a decline of 55%):

Value of shares received per Note	$630.00	($22.50 x 28 = $630.00)
Amount paid for fractional shares per Note	$12.86	($22.50 x 0.5714 = $12.86)
Coupons :	$52.50	($8.75 x 6 = $52.50)

Total:	$695.36
Total Return on the Notes:	-30.46%

In this example, the total return on the Notes is a loss of 30.46% while the total return on the underlying stock is a loss of 54.50% (including dividends).

If the closing price of the underlying stock on both the final valuation date and the maturity date is $30.00 (a decline of 40%):

Value of shares received per Note	$840.00	($30.00 x 28 = $840.00)
Amount paid for fractional shares per Note	$17.14	($30.00 x 0.5714 = $17.14)
Coupons:	$52.50	($8.75 x 6 = $52.50)

Total:	$909.64
Total Return on the Notes:	-9.04%

In this example, the total return on the Notes is a loss of 9.04% while the total return on the underlying stock is a loss of 39.50% (including dividends).

Hypothetical Return Table

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price(1)			The Hypothetical Final Price is Less Than the Hypothetical Conversion Price(2)
Hypothetical Final Price(3)	Equity Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)
$75.00	50.00%	50.50%	$1,052.50	5.25%	n/a	n/a
$72.50	45.00%	45.50%	$1,052.50	5.25%	n/a	n/a
$70.00	40.00%	40.50%	$1,052.50	5.25%	n/a	n/a
$67.50	35.00%	35.50%	$1,052.50	5.25%	n/a	n/a
$65.00	30.00%	30.50%	$1,052.50	5.25%	n/a	n/a
$62.50	25.00%	25.50%	$1,052.50	5.25%	n/a	n/a
$60.00	20.00%	20.50%	$1,052.50	5.25%	n/a	n/a
$57.50	15.00%	15.50%	$1,052.50	5.25%	n/a	n/a
$55.00	10.00%	10.50%	$1,052.50	5.25%	n/a	n/a
$52.50	5.00%	5.50%	$1,052.50	5.25%	n/a	n/a
$50.00	0.00%	0.50%	$1,052.50	5.25%	n/a	n/a
$47.50	-5.00%	-4.50%	$1,052.50	5.25%	n/a	n/a
$45.00	-10.00%	-9.50%	$1,052.50	5.25%	n/a	n/a
$42.50	-15.00%	-14.50%	$1,052.50	5.25%	n/a	n/a
$40.00	-20.00%	-19.50%	$1,052.50	5.25%	n/a	n/a
$37.50	-25.00%	-24.50%	$1,052.50	5.25%	n/a	n/a
$35.00	-30.00%	-29.50%	$1,052.50	5.25%	n/a	n/a
$32.50	-35.00%	-34.50%	n/a	n/a	$981.07	-1.89%
$30.00	-40.00%	-39.50%	n/a	n/a	$909.64	-9.04%
$27.50	-45.00%	-44.50%	n/a	n/a	$838.21	-16.18%
$25.00	-50.00%	-49.50%	n/a	n/a	$766.79	-23.32%
$22.50	-55.00%	-54.50%	n/a	n/a	$695.36	-30.46%

(1)	A conversion event does not occur if the hypothetical final price of the underlying stock is not below the hypothetical conversion price.

(2)	A conversion event occurs if the hypothetical final price of the underlying stock is less than the hypothetical conversion price.

(3)

If the hypothetical final price of the underlying stock is not below the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying stock is below the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the Maturity Date.

(4)	The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(5)	The total return on the underlying stock at maturity includes a hypothetical 0.50% cash dividend payment (based on 1.00% per annum).

(6)	Payment consists of the principal amount plus coupon payments of 10.50% per annum (equal to 5.25% over the term of the Notes).

(7)	The Total Return on the Notes at maturity includes coupon payments of 10.50% per annum (equal to 5.25% over the term of the Notes).

(8)

Payment consists of the share delivery amount plus coupon payments of 10.50% per annum (equal to 5.25% over the term of the Notes). If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Information about the Underlying Stocks

All disclosures contained in this free writing prospectus regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about each underlying stock contained in this free writing prospectus. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying stocks. The information given below is for the four calendar quarters in each of 2007, 2008, 2009 and 2010 and the first, second and third calendar quarters of 2011. Partial data is provided for the fourth calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Alpha Natural Resources, Inc.

Alpha Natural Resources, Inc. (“Alpha Natural”) is a coal supplier in the United States. Alpha Natural is a supplier and exporter of metallurgical coal for use in the steel-making process, and a supplier of thermal coal to electric utilities and manufacturing industries. It operates 66 mines and 13 coal preparation plants in Northern and Central Appalachia and the Powder River Basin. Alpha Natural operates in two segments: Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of the mines in Northern and Central Appalachia, its coal brokerage activities and Alpha Natural’s road construction business. Western Coal Operations consists of two Powder River Basin mines in Wyoming. Information filed by Alpha Natural with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32331, or its CIK Code: 0001301063. Alpha’s website is http://www.alphanr.com. Alpha Natural’s common stock is listed on the New York Stock Exchange under the ticker symbol “ANR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Alpha Natural’s common stock, based on daily closing prices on the primary exchange for Alpha Natural, as reported by Bloomberg. Alpha Natural’s closing price on October 20, 2011 was $20.90. The actual initial price will be the closing price of Alpha Natural’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$15.66	$12.45	$15.63
4/2/2007	6/29/2007	$20.79	$15.61	$20.79
7/2/2007	9/28/2007	$23.23	$16.52	$23.23
10/1/2007	12/31/2007	$33.84	$23.68	$32.48
1/2/2008	3/31/2008	$43.48	$24.11	$43.44
4/1/2008	6/30/2008	$104.29	$41.29	$104.29
7/1/2008	9/30/2008	$104.93	$43.41	$51.43
10/1/2008	12/31/2008	$47.69	$14.68	$16.19
1/2/2009	3/31/2009	$22.67	$14.73	$17.75
4/1/2009	6/30/2009	$30.19	$16.24	$26.27
7/1/2009	9/30/2009	$39.46	$22.79	$35.10
10/1/2009	12/31/2009	$46.07	$33.44	$43.38
1/4/2010	3/31/2010	$52.73	$39.69	$49.89
4/1/2010	6/30/2010	$54.39	$32.07	$33.87
7/1/2010	9/30/2010	$43.82	$33.26	$41.15
10/1/2010	12/31/2010	$60.16	$41.52	$60.03
1/3/2011	3/31/2011	$67.38	$50.29	$59.37
4/1/2011	6/30/2011	$60.47	$40.98	$45.44
7/1/2011	9/30/2011	$47.12	$17.69	$17.69
10/3/2011*	10/20/2011*	$21.65	$16.04	$20.90

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 20, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Alpha Natural’s common stock from February 15, 2005 through October 20, 2011, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $11.50, which is equal to 55% of the closing price on October 20, 2011. The actual conversion price will be based on the closing price of Alpha Natural’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Deere & Company

According to publicly available information, Deere & Company, together with its subsidiaries (“Deere & Co.”) operates in three business segments: Agriculture and Turf segment, Construction and Forestry segment, and Credit segment. The Agriculture and Turf segment, manufactures and distributes a range of farm and turf equipment and related service parts. The Construction and Forestry segment manufactures, distributes to dealers and sells at retail machines and service parts used in construction, earthmoving, material handling and timber harvesting. The Credit segment finances sales and leases by Deere & Co. dealers of new and used agriculture and turf equipment and construction and forestry equipment. In addition, it provides wholesale financing to dealers of the foregoing equipment, provides operating loans, finances retail revolving charge accounts, offers crop risk mitigation products and invests in wind energy generation. Information filed by Deere & Co. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04121, or its CIK Code: 0000315189. Deere & Co.’s website is http://www.deere.com. Deere & Co.’s common stock is listed on the New York Stock Exchange under the ticker symbol “DE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Deere & Co.’s common stock, based on daily closing prices on the primary exchange for Deere & Co., as reported by Bloomberg. Deere & Co.’s closing price on October 20, 2011 was $69.25. The actual initial price will be the closing price of Deere & Co.’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$57.98	$45.45	$54.32
4/2/2007	6/29/2007	$62.15	$52.24	$60.37
7/2/2007	9/28/2007	$74.21	$58.55	$74.21
10/1/2007	12/31/2007	$93.12	$70.76	$93.12
1/2/2008	3/31/2008	$94.69	$76.40	$80.44
4/1/2008	6/30/2008	$93.35	$71.38	$72.13
7/1/2008	9/30/2008	$73.47	$47.76	$49.50
10/1/2008	12/31/2008	$46.30	$28.77	$38.32
1/2/2009	3/31/2009	$45.99	$24.83	$32.87
4/1/2009	6/30/2009	$47.05	$34.26	$39.95
7/1/2009	9/30/2009	$46.31	$35.31	$42.92
10/1/2009	12/31/2009	$56.59	$41.13	$54.09
1/4/2010	3/31/2010	$61.96	$48.96	$59.46
4/1/2010	6/30/2010	$62.21	$54.78	$55.68
7/1/2010	9/30/2010	$73.61	$54.50	$69.78
10/1/2010	12/31/2010	$84.46	$68.57	$83.05
1/3/2011	3/31/2011	$96.89	$83.02	$96.89
4/1/2011	6/30/2011	$99.24	$78.53	$82.45
7/1/2011	9/30/2011	$86.44	$64.57	$64.57
10/3/2011*	10/20/2011*	$71.68	$61.72	$69.25

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 20, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Deere & Co.’s common stock from January 3, 2000 through October 20, 2011, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $55.40, which is equal to 80% of the closing price on October 20, 2011. The actual conversion price will be based on the closing price of Deere & Co.’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

General Motors Company

According to publicly available information, General Motors Company (“General Motors”) is a global automotive company. General Motors develops, produces and markets cars, trucks and parts worldwide. General Motors sells its cars through a global network of independent dealers. General Motor’s business is organized into five geographically-based segments: General Motors North America, General Motors International Operations, General Motors Europe, General Motors Financial and General Motors South America. General Motors North America primarily meets the demands of customers in the region with vehicles developed, manufactured and/or marketed under the following four brands: Buick, Cadillac, Chevrolet and GMC. General Motors International Operations, Europe and South America primarily market and sell following brands: Buick, Cadillac, Chevrolet, Daewoo, GMC, Holden, Isuzu, Opel and Vauxhall. General Motors Financial purchases automobile finance contracts for vehicles purchased by consumers primarily from franchised and independent dealerships. In addition to the products General Motors sells to its dealers for consumer retail sales, it also sells cars and trucks to fleet customers. Information filed by General Motors with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34960, or its CIK Code: 0001467858. General Motors’ website is http://www.gm.com. General Motors’ common stock is listed on the New York Stock Exchange under the ticker symbol “GM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for General Motors’ common stock, based on daily closing prices on the primary exchange for General Motors, as reported by Bloomberg. General Motors’ closing price on October 20, 2011 was $22.96. The actual initial price will be the closing price of General Motors’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
11/18/2010*	12/31/2010*	$36.86	$33.25	$36.86
1/3/2011	3/31/2011	$38.98	$30.74	$31.03
4/1/2011	6/30/2011	$33.04	$28.56	$30.36
7/1/2011	9/30/2011	$31.80	$20.18	$20.18
10/3/2011**	10/20/2011**	$24.16	$19.73	$22.96

*	General Motors Company’s common stock commenced trading on the New York Stock Exchange on November 18, 2010 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2010 includes data for the period from November 18, 2010 through December 31, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.
**	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 20, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of General Motors’ common stock from November 18, 2010 through October 20, 2011, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $17.22, which is equal to 75% of the closing price on October 20, 2011. The actual conversion price will be based on the closing price of General Motors’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (“JPMorgan”) is a financial holding company. JPMorgan’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with United States branches in 23 states, and Chase Bank USA, National Association, a national banking association that is its credit card–issuing bank. JPMorgan’s principal non-bank subsidiary is J.P. Morgan Securities LLC, its United States investment banking firm. JPMorgan’s activities are organized into wholesale and consumer businesses and further organized into six business segments. Its wholesale businesses comprise the Investment Bank, Commercial Banking, Treasury & Securities Services and Asset Management segments. The consumer businesses comprise the Retail Financial Services and Card Services segments. JPMorgan Chase has also created a corporate segment, which includes Private Equity, Treasury and Corporate operations. The Investment Bank segment’s clients are corporations, financial institutions, governments and institutional investors. The Commercial Banking segment serves nearly 24,000 clients nationally, including corporations, municipalities, financial institutions, not-for-profit entities and nearly 25,000 real estate investors and owners. The Treasury & Securities Services segment is engaged in providing transaction, investment and information services. The Asset Management segment offers investment and wealth management services to institutions, retail investors and high-net-worth individuals. The Retail Financial Services segment serves consumers and businesses through personal service at bank branches and through automated teller machines, online banking and telephone banking, as well as through auto dealerships and school financial-aid offices. The Card Services segment is a credit card issuer. Information filed by JPMorgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05805, or its CIK Code: 0000019617. JPMorgan’s website is http://www.jpmorganchase.com. JPMorgan’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for JPMorgan’s common stock, based on daily closing prices on the primary exchange for JPMorgan, as reported by Bloomberg. JPMorgan’s closing price on October 20, 2011 was $33.13. The actual initial price will be the closing price of JPMorgan’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$51.65	$46.70	$48.38
4/2/2007	6/29/2007	$53.20	$48.24	$48.45
7/2/2007	9/28/2007	$50.05	$43.00	$45.82
10/1/2007	12/31/2007	$47.58	$40.46	$43.65
1/2/2008	3/31/2008	$48.25	$36.48	$42.95
4/1/2008	6/30/2008	$49.25	$34.31	$34.31
7/1/2008	9/30/2008	$48.24	$31.02	$46.70
10/1/2008	12/31/2008	$49.85	$22.72	$31.53
1/2/2009	3/31/2009	$31.35	$15.90	$26.58
4/1/2009	6/30/2009	$38.94	$27.25	$34.11
7/1/2009	9/30/2009	$46.47	$32.27	$43.82
10/1/2009	12/31/2009	$47.16	$40.27	$41.67
1/4/2010	3/31/2010	$45.02	$37.70	$44.75
4/1/2010	6/30/2010	$47.81	$36.61	$36.61
7/1/2010	9/30/2010	$41.64	$35.63	$38.07
10/1/2010	12/31/2010	$42.67	$36.96	$42.42
1/3/2011	3/31/2011	$48.00	$43.40	$46.10
4/1/2011	6/30/2011	$47.64	$39.49	$40.94
7/1/2011	9/30/2011	$42.29	$29.27	$30.12
10/3/2011*	10/20/2011*	$33.20	$28.65	$33.13

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 20, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of JPMorgan’s common stock from January 3, 2000 through October 20, 2011, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $24.85, which is equal to 75% of the closing price on October 20, 2011. The actual conversion price will be based on the closing price of JPMorgan’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

New Gold Inc.

According to publicly available information, New Gold Inc. (“New Gold”) is an intermediate gold producer with a portfolio of global assets in the United States, Mexico, Australia, Canada, Chile and Brazil. New Gold’s principal products are gold, silver and copper. New Gold’s operating assets consist of the Mesquite gold mine in the United States, the Cerro San Pedro gold-silver mine in Mexico, and the Peak gold-copper mine in Australia. In June 2011, it acquired Richfield Ventures Corp. Information filed by New Gold with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31722, or its CIK Code: 0000758528. New Gold’s website is http://www.newgold.com. New Gold’s common stock is listed on the New York Stock Exchange AMEX LLC under the ticker symbol “NGD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for New Gold’s common stock, based on daily closing prices on the primary exchange for New Gold, as reported by Bloomberg. New Gold’s closing price on October 20, 2011 was $10.92. The actual initial price will be the closing price of New Gold’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$8.15	$6.75	$8.15
4/2/2007	6/29/2007	$7.86	$6.30	$6.50
7/2/2007	9/28/2007	$6.96	$4.44	$6.13
10/1/2007	12/31/2007	$7.72	$4.70	$5.09
1/2/2008	3/31/2008	$7.88	$5.01	$6.96
4/1/2008	6/30/2008	$9.86	$6.99	$7.67
7/1/2008	9/30/2008	$9.40	$3.44	$4.95
10/1/2008	12/31/2008	$4.60	$0.78	$1.43
1/2/2009	3/31/2009	$2.53	$1.31	$1.88
4/1/2009	6/30/2009	$3.10	$1.57	$2.67
7/1/2009	9/30/2009	$4.07	$2.37	$3.79
10/1/2009	12/31/2009	$4.49	$3.25	$3.64
1/4/2010	3/31/2010	$4.88	$3.79	$4.36
4/1/2010	6/30/2010	$6.83	$4.56	$6.19
7/1/2010	9/30/2010	$6.73	$4.72	$6.73
10/1/2010	12/31/2010	$10.14	$6.46	$9.76
1/3/2011	3/31/2011	$11.71	$7.56	$11.71
4/1/2011	6/30/2011	$11.65	$8.81	$10.29
7/1/2011	9/30/2011	$14.08	$9.91	$10.25
10/3/2011*	10/20/2011*	$11.70	$10.07	$10.92

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 20, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of New Gold’s common stock from November 18, 2004 through October 20, 2011, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $7.64, which is equal to 70% of the closing price on October 20, 2011. The actual conversion price will be based on the closing price of New Gold’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Wynn Resorts, Limited

According to publicly available information, Wynn Resorts, Limited (“Wynn Resorts”) is a developer, owner and operator of destination casino resorts. It owns and operates three destination casino resorts Wynn Las Vegas, on the Strip in Las Vegas, Nevada, Encore at Wynn Las Vegas located adjacent to Wynn Las Vegas, and Wynn Macau, located in the Macau Special Administrative Region of the People’s Republic of China. The Wynn Las Vegas resort offers accommodations, amenities and service with 2,716 rooms and suites, including 36 fairway villas and six private-entry villas for guests. The Encore at Wynn Las Vegas resort features a 2,034 all-suite hotel as well as an approximately 76,000 square foot casino with 95 table games, a sky casino, a baccarat salon, private VIP gaming rooms and 778 slot machines. Wynn Macau features approximately 595 hotel rooms and suites, 410 table games, 935 slot machines and a poker room in approximately 222,000 square feet of casino gaming space, including a sky casino, six restaurants, a spa and salon, lounges, meeting facilities and approximately 48,000 square feet of retail space. Information filed by Wynn Resorts with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50028, or its CIK Code: 0001174922. Wynn Resorts’ website is http://www.wynnresorts.com. Wynn Resorts’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WYNN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Wynn Resorts’ common stock, based on daily closing prices on the primary exchange for Wynn Resorts, as reported by Bloomberg. Wynn Resorts’ closing price on October 20, 2011 was $123.37. The actual initial price will be the closing price of Wynn Resorts’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$114.07	$89.37	$94.86
4/2/2007	6/29/2007	$107.05	$87.34	$89.69
7/2/2007	9/28/2007	$166.98	$88.81	$157.56
10/1/2007	12/31/2007	$172.90	$112.13	$112.13
1/2/2008	3/31/2008	$120.59	$91.41	$100.64
4/1/2008	6/30/2008	$116.43	$79.81	$81.35
7/1/2008	9/30/2008	$114.67	$69.94	$81.64
10/1/2008	12/31/2008	$80.19	$31.25	$42.26
1/2/2009	3/31/2009	$55.28	$15.40	$19.97
4/1/2009	6/30/2009	$49.98	$21.55	$35.30
7/1/2009	9/30/2009	$73.25	$29.91	$70.89
10/1/2009	12/31/2009	$69.91	$53.73	$58.23
1/4/2010	3/31/2010	$77.26	$60.76	$75.83
4/1/2010	6/30/2010	$93.15	$74.64	$76.27
7/1/2010	9/30/2010	$94.93	$74.79	$86.77
10/1/2010	12/31/2010	$116.55	$87.09	$103.84
1/3/2011	3/31/2011	$130.81	$108.99	$127.25
4/1/2011	6/30/2011	$149.74	$129.42	$143.54
7/1/2011	9/30/2011	$165.25	$115.08	$115.08
10/3/2011*	10/20/2011*	$139.73	$110.67	$123.37

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 20, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Wynn Resorts’ common stock from October 25, 2002 through October 20, 2011, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $86.36, which is equal to 70% of the closing price on October 20, 2011. The actual conversion price will be based on the closing price of Wynn Resorts’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.